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Hope Cochran and Mary Beth West Join Hasbro’s Board of Directors

PAWTUCKET, R.I. -- Hasbro, Inc. (NASDAQ: HAS), a branded play and entertainment company, today announced that Hope Cochran, former Chief Financial Officer of King Digital, and Mary Beth West, Executive Vice President, Chief Customer and Marketing Officer for J.C. Penney Company, have been appointed to Hasbro’s board of directors, effective immediately.

“Our business and our brands are stronger, more global and more pervasive than ever before, and I’m thrilled we’ve found two dynamic business leaders whose expertise will help us further deliver against our Brand Blueprint strategy,” said Brian Goldner, Chairman, President and Chief Executive Officer, Hasbro.

Hope Cochran brings more than 20 years of experience as a top financial executive in the digital industry, most recently in gaming and telecom. As CFO of King Digital, she was instrumental in leading the company’s IPO and ultimate acquisition by Activision. She qualifies as a financial expert under the SEC’s rules, and has worked closely with audit committees in both private and public companies.

She began her career as an auditor with Deloitte and Touche, and after obtaining her CPA, held positions with Red Pepper Software and Peoplesoft. Additionally, she started her own company, SkillsVillage, which was acquired by PeopleSoft. She transitioned from the software industry to telecom, serving in increasingly senior roles with Clearwire, where she led billions of dollars in capital market transactions. Following the sale of Clearwire, she moved to London to lead King Digital’s IPO and ultimate acquisition.

Cochran was recognized in 2013 as one of FORTUNE’s 10 Most Powerful Women in Gaming, and is based in Seattle. She is a lifelong supporter of YoungLife and opened a chapter in Cobham, UK providing fun, safe and faith-based programs for children 12-18 years of age. She holds a BA in Economics and a BA in Music from Stanford University.

“Hope brings exceptional financial and gaming expertise to the board, and we very much appreciate her experience managing global teams and businesses,” said Basil Anderson, Hasbro's Lead Independent Director. “Her international perspective will be extremely valuable as we continue to expand Hasbro’s global footprint across developing and emerging markets.”

Mary Beth West joined J.C. Penney Company in 2015 as Executive Vice President, Chief Customer and Marketing Officer, after serving on the company’s board for nine years. In her role, she is responsible for revitalizing J.C. Penney’s brand, establishing emotional connections with its customers, and leveraging customer data to enhance the retailer’s marketing efforts.

Before joining J.C. Penney, West served for 28 years at Mondelez and predecessor Kraft Foods, most recently serving as Executive Vice President and Chief Category and Marketing Officer. In this role, she was responsible for global categories, consumer insights and strategy, integrated marketing communications, global sales, and corporate and government affairs.

She has been recognized for her achievements by Crain’s Chicago Business, Girls Inc., and Advertising Age. Black Enterprise has named her among the 100 Most Powerful Executives in Corporate America and most recently as A Leading Woman in Advertising and Marketing. West received her BA in Management from Nazareth College and MBA from Columbia University. She is based in Dallas and currently serves on the board of the Wallace Foundation, Off the Street Club, and is a strong supporter of the Gladney Center for Adoption.

“We believe Mary Beth’s strong marketing experience and P&L experience, especially working on transformative businesses, will be extremely valuable as Hasbro continues to evolve from a toy company into a branded play and entertainment leader,” said Anderson. “She is also an experienced board member with a great deal of proficiency in corporate governance, and given our commitment to ethics and transparency, we’re excited to have her on the team.”

About Hasbro

Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and consumer product licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, Allspark Pictures, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

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